7                       0199368.01
                         PROMISSORY NOTE


$480,000.00                                     Portland, Oregon
                                               February 17, 1999

     FOR VALUE RECEIVED, the undersigned ELMER'S RESTAURANTS, INC. ("Borrower") promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank") at its office at 1300 S.W. Fifth Avenue, Portland, Oregon, or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of Four Hundred Eighty Thousand Dollars ($480,000.00), with interest thereon as set forth herein.

INTEREST:

     (a) Interest. Interest on the outstanding principal balance of this Note shall accrue for the first five (5) years from the date of this Note at the rate of ______________________ _________________________________ percent __________%) per annum
(computed on the basis of a 360-day year, actual days elapsed). Such interest rate shall be adjusted as of the fifth anniversary date of the date of this Note (the "Adjustment Date") to a fixed rate equal to one and sixty five one-hundredths percent (1.65%) above the Money Market Funds Rate in effect on the Adjustment Date.

     (b) Money Market Funds Rate. "Money Market Funds Rate" means the rate per annum which Bank estimates and quotes to its borrowers as the rate, adjusted for reserve requirements, federal deposit insurance and any other amount which Bank deems appropriate, at which funds in the amount of a loan and for a period of time comparable to the term of such loan are available for purchase in the money market on the date such loan is made, with the understanding that the Money Market Funds Rate is Bank's estimate only and that Bank is under no obligation to actually purchase and/or match funds for any transaction. This rate is not fixed by or related in any way to any rate that Bank quotes or pays for deposits accepted through its branch system.

     (c) Default Interest. From and after the maturity date of this Note, or such earlier date as all principal owing hereunder becomes due and payable by acceleration or otherwise, the outstanding principal balance of this Note shall bear interest until paid in full at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to four percent (4%) above the rate of interest from time to time applicable to this Note.

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REPAYMENT AND PREPAYMENT:

     (a) Repayment. Principal and interest shall be payable on the first day of each month, commencing April 1, 1999, and continuing up to and including February 1, 2009, with a final installment consisting of all remaining unpaid principal and accrued interest due and payable in full on March 1, 2009. The initial monthly installments of principal and interest due under this Note shall be _____________________________________________
Dollars ($_______________) each. The amount of said monthly installments shall be adjusted as of the Adjustment Date, if necessary, to an amount which would amortize the then outstanding principal balance of this Note over the then remaining term of this Note at the interest rate applicable on the Adjustment Date. Such adjustment shall not imply any change in the maturity date of this Note, which shall remain as specified above.

     (b) Application of Payments. Each payment made on this Note shall be credited first, to any interest then due and second, to the outstanding principal balance hereof.

     (c) Prepayment. Borrower may prepay principal on this Note in any amount and without penalty during the fifteen (15) days immediately prior to the Adjustment Date or the maturity date hereof. Borrower may, at any other time, prepay principal on this Note in the minimum amount of Fifty Thousand Dollars ($50,000.00); provided however, that if the Outstanding principal balance of this Note is less than said amount, the minimum prepayment amount shall be the entire outstanding principal balance hereof. In consideration of Bank providing this prepayment option to Borrower, or if this Note shall become due and payable at any time other than during the fifteen (15) days immediately prior to the Adjustment Date or the maturity date hereof by acceleration or otherwise, Borrower shall pay to Bank immediately upon demand a fee which is the sum of the discounted monthly differences for each month from the month of prepayment through the month in which the Adjustment Date or said maturity date occurs, calculated as follows for each such month:

          (i) Determine the amount of interest which would have accrued each month on the amount prepaid had it remained outstanding until the Adjustment Date or the maturity date hereof, whichever is next to occur, using the Money Market Funds Rate in effect on the date of this Note or the most recent Adjustment Date, as applicable.

         (ii) Subtract from the amount determined in (i) above the amount of interest which would have accrued for the same month on the amount prepaid for the remaining term until the Adjustment Date or the maturity date hereof, whichever is next to occur, at the Money

Market Funds Rate in effect on the date of prepayment for new loans made for such term and in a principal amount equal to the amount prepaid.

       (iii) If the result obtained in (ii) for any month is greater than zero, discount that difference by the Money Market
Funds Rate used in (ii) above.

Each Borrower acknowledges that prepayment of such amount may result in Bank incurring additional costs, expenses and/or liabilities, and that it is difficult to ascertain the full extent of such costs, expenses and/or liabilities. Each Borrower, therefore, agrees to pay the above-described prepayment fee and agrees that said amount represents a reasonable estimate of the prepayment costs, expenses and/or liabilities of Bank. If Borrower fails to pay any prepayment fee when due, the amount of such prepayment fee shall thereafter bear interest until paid at a rate per annum two percent (2%) above the Prime Rate in effect from time to time (computed on the basis of a 360-day year, actual days elapsed). The "Prime Rate" is a base rate that Bank from time to time establishes and which serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto. Each change in the rate of interest on any such past due prepayment fee shall become effective on the date each Prime Rate change is announced within Bank.

     All prepayments of principal shall be applied on the most remote principal installment or installments then unpaid.

EVENTS OF DEFAULT:

     This Note is made pursuant to and is subject to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of February 17, 1999, as amended from time to time (the "Credit Agreement"). Any default in the payment or performance of any obligation under this Note, subject to any applicable notice or cure period set forth in the Credit Agreement, or any defined event of default under the Credit Agreement, shall constitute an "Event of Default" under this Note.

MISCELLANEOUS:

     (a) Remedies. Upon the sale, transfer, hypothecation, assignment or other encumbrance, whether voluntary, involuntary or by operation of law, of all or any interest in any real property securing this Note, or upon the occurrence of any Event of Default, the holder of this Note, at the holder's option, may declare all sums of principal and interest outstanding hereunder to be immediately due and payable without presentment, demand, notice of nonperformance, notice of protest, protest or notice of dishonor, all of which are expressly waived by each Borrower.

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Each Borrower shall pay to the holder immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of the holder's in-house counsel), expended or incurred by the holder in connection with the enforcement of the holder's rights and/or the collection of any amounts which become due to the holder under this Note, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to any Borrower or any other person or entity.

     (b) Obligations Joint and Several. Should more than one person or entity sign this Note as a Borrower, the obligations of each such Borrower shall be joint and several.

     (c) Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Oregon.

UNDER OREGON LAW, MOST AGREEMENTS, PROMISES AND COMMITMENTS MADE
BY BANK AFTER OCTOBER 3. 1989 CONCERNING LOANS AND OTHER CREDIT
EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY OR HOUSEHOLD
PURPOSES OR SECURED SOLELY BY THE BORROWER'S RESIDENCE MUST BE IN
WRITING, EXPRESS CONSIDERATION AND BE SIGNED BY BANK TO BE
ENFORCEABLE.

     IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

ELMER'S RESTAURANTS, INC.

By:__/s/Bruce N. Davis___

Title:  President

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